Exhibit 99.1

AVI Media and Investor Contact:

David A. Walsey

Senior Director, Investor Relations & Corporate Communications

425.354.5140

Investorrelations@avibio.com

AVI Media Contact:

David Schull

Russo Partners

212.845.4271

David.schull@russopartnersllc.com

AVI BioPharma Names Peter S. Linsley, Ph.D., Chief Scientific Officer

Scientific Thought-Leader’s Move to AVI Reflects Belief that Company’s PMO Chemistry is at

Forefront of Delivering the Transformative Potential of RNA-based Therapeutics

BOTHELL, WA — March 28, 2011 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based therapeutics, announced today the appointment of Peter S. Linsley, Ph.D., as Chief Scientific Officer effective May 1, 2011. The addition of Dr. Linsley, who is recognized industry-wide for his groundbreaking RNA- and microRNA-focused research as well as his work in advancing scientific discoveries into clinical development, is a continuation of AVI’s strategy to assemble a world-class executive leadership team.

Prior to joining AVI, Dr. Linsley, 59, was Chief Scientific Officer of Regulus Therapeutics, a biopharmaceutical company created as a joint venture of Alnylam Pharmaceuticals, Inc., and Isis Pharmaceuticals, Inc., to focus on the discovery and development of drug candidates that target microRNAs. While at Regulus, Dr. Linsley led the company’s research and development efforts and built a scientific base for some of the first strategic transactions in the microRNA therapeutic arena. Before this, he was Executive Director of Cancer Biology at Merck Research Laboratories, where he led efforts to implement RNA interference technologies that culminated in Merck’s 2007 acquisition of Sirna Therapeutics, Inc. Dr. Linsley originally joined Merck when the company acquired Rosetta Inpharmatics, LLC, where he held a variety of positions, including Vice President of Research and Development. Earlier in his career, Dr. Linsley was Director of Immunology at Bristol-Myers Squibb (BMS). At BMS he co-discovered the co-stimulatory pathway, a discovery that yielded the immunomodulatory drugs abatacept (Orencia) and belatacept and, most recently, the anticancer drug ipilimumab (Yervoy).

“Peter’s rare combination of RNA-specific thought-leadership and drug discovery expertise positions him to play an integral role in establishing AVI’s PMO-based chemistry as a leading medical technology,” said Garabedian. “We welcome Peter to our team as we look to expand and advance our pipeline of morpholino drug candidates to target a variety of disease areas.”

Dr. Linsley commented, “I believe that AVI is well-positioned to turn good science and unique technology into a portfolio of RNA-based drugs that are safe, effective and easy to administer. I believe AVI’s morpholino oligonucleotide technology, known as PMO, is at the forefront of the development of what are potentially transformative RNA-based therapeutics and presents a number of exciting and significant opportunities that would not be open to other technologies. I look forward to helping harness the potential of the PMO chemistry across a range of therapeutic opportunities.”

Dr. Linsley conducted postdoctoral research in the department of Genetics at the Hospital for Sick Children in Toronto. He earned his Ph.D. at the Molecular Biology Institute of the University of California, Los Angeles, and a bachelor’s degree in Biology from Auburn University, where he graduated magna cum laude. In addition to participating on the editorial boards of several scientific journals, including the Journal of Immunology, Dr. Linsley has published more than 200 scientific articles and has led discoveries that are protected by more than 35 issued U.S. patents.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of novel RNA-based therapeutics for rare and infectious diseases, as well as other select disease targets. Applying pioneering technologies developed and optimized by AVI, the Company is able to target a broad range of diseases and disorders through distinct RNA-based mechanisms of action. Unlike other RNA-based approaches, AVI’s technologies can be used to directly target both messenger RNA (mRNA) and precursor messenger RNA (pre-mRNA) to either down-regulate (inhibit) or up-regulate (promote) the expression of targeted genes or proteins. By leveraging a highly differentiated RNA-based technology platform, AVI has built a pipeline of potentially transformative therapeutic agents, including one in the clinical development stage for the treatment of Duchenne muscular dystrophy.

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NASDAQ Disclosure

In connection with Dr. Linsley’s appointment, he will receive an option to purchase an aggregate of 800,000 shares of AVI common stock at an exercise price equal to the last reported sale price of AVI common stock on the date of grant (anticipated to be on or about May 1, 2011). Twenty-five percent of the shares underlying such option will vest on May 1, 2012, with 1/36th of the remaining shares vesting monthly over the following three years; provided that Dr. Linsley remains a service provider to AVI on each such date. In addition, the vesting of some or all of the shares underlying such option will accelerate in connection with certain customary events, such as a change in control of AVI or termination of Dr. Linsley’s employment without cause. Such grant will be made as an “inducement” grant outside of AVI’s 2002 Equity Incentive Plan.

Forward-Looking Statements and Information

This press release contains statements that are forward-looking, including statements about AVI’s management and prospects, the development of AVI’s product candidates, other antisense-based technology and the efficacy, potency and utility of AVI’s product candidates in the treatment of rare and infectious diseases, and its potential to treat a broad number of human diseases. These forward-looking statements involve risks and uncertainties, many of which are beyond AVI’s control. For a detailed description of risks and uncertainties AVI faces, you are encouraged to review the official corporate documents filed with the Securities and Exchange Commission. AVI does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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